Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Rudolph and Sletten, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 002-82117, 033-24646, 333-40370 and 333-116362) on Form S-8 of Perini Corporation of our report dated November 18, 2005, with respect to the balance sheet of Rudolph and Sletten, Inc. as of September 30, 2005, and the related statements of income, stockholders’ equity and cash flows for the year ended September 30, 2005, which report appears in this Current Report on Form 8-K/A Amendment No. 1 of Perini Corporation dated October 3, 2005.

KPMG LLP

San Francisco, California
December 16, 2005